Exhibit 10.27
RESIGNATION COMPENSATION AGREEMENT
The purpose of this agreement is to document the total resignation compensation of the former Chief Financial Officer of Reliance Bank, James W. Sullivan. The compensation described below reflects all accrued vacation time and six weeks salary to be paid to James W. Sullivan as a result of his tenure as an employee with Reliance Bank The Resignation Compensation is as follows:

Accrued Vacation:	$9,692.30
Six Weeks Salary:	$14,538.45

Total:	$24,230.75	(gross)
The total amount shown above reflects all remaining compensation the former employee, James W. Sullivan, is entitled to from his employment with Reliance Bank which ended on January 29, 2008. This document indicates that such compensation will be processed and paid as scheduled on Friday, February 1, 2008. Once such compensation has been paid, no other monies shall be paid to James W. Sullivan by Reliance Bank as a result of his employment.
Additionally, Reliance Bank will maintain the now currently existing medical and dental insurance coverage through April 30, 2008. Should James W. Sullivan elect to convert his now currently existing life insurance coverage through COBRA, Reliance Bank will compensate him for the premiums through April 30, 2008.
This document reflects the entirety of the Resignation Compensation Agreement between James W. Sullivan and Reliance Bank.

/s/ James W. Sullivan	1/29/08

James W. Sullivan	Date

/s/ Dale E. Oberkfell	1/29/08

Dale E. Oberkfell	Date
President and Chief Operating Officer